EXHIBIT 5


                             DAVIS POLK & WARDWELL
                             450 LEXINGTON AVENUE
                              NEW YORK, NY 10017
                                  212-450-4000



                                                     October 18, 2001


Vanguard Health Systems, Inc.
20 Burton Hills Boulevard, Suite 100
Nashville, TN 37215

Ladies and Gentlemen:

     We have acted as special counsel to Vanguard Health Systems, Inc., a Delaware corporation (the "Company") and certain subsidiaries of the Company set forth as registrants in the Company's Registration Statement on Form S-1 (the "Guarantors"), in connection with the Company's offer (the "Exchange Offer") to exchange its 9.75% Senior Subordinated Notes Due 2011 (the "New Notes") for any and all of its outstanding 9.75% Senior Subordinated Notes Due 2011 (the "Old Notes").

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

     Upon the basis of the foregoing, we are of the opinion that:

     (i) The New Notes, when duly executed, authenticated and delivered in exchange for the Old Notes in accordance with the terms of the Indenture and the Exchange Offer, will be valid and binding obligations of the Company enforceable in accordance with their terms.

     (ii) The guarantees of the New Notes provided by each Guarantor (the "New Note Guarantees"), when duly executed, authenticated and delivered, will be valid and binding obligations of each Guarantor enforceable in accordance with their terms.

     The foregoing opinions are subject to the following qualifications:

     (i) We have assumed that, except with respect to each Guarantor incorporated and existing under the laws of New York or Delaware, (a) each Guarantor is duly


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organized, validly existing and, to the extent applicable, in good standing under the laws of its jurisdiction of organization and (b) the execution and delivery by each party thereto of each New Note Guarantee to which it is a party and the performance by each party thereto of all of its obligations under each New Note Guarantee to which it is a party (1) are within its corporate powers, (2) have been duly authorized by all necessary corporate action on the part of such party, (3) require no action by or in respect of, or filing with, any governmental body, agency or official and (4) do not contravene or constitute a default under the articles or certificate of incorporation or bylaws or other constitutive documents of such party or any provision of applicable law or regulation.

          (a) Our opinions set forth above are subject to (i) applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally
(ii) general principles of equity and (iii) the possible unenforceability of a waiver of rights under any usury or stay law. We express no opinion as to the effect of any Federal or state law concerning fraudulent transfer or fraudulent conveyance, including Section 548 of the United States Bankruptcy Code or any similar provisions of applicable law.

     We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Exchange Offer. We also consent to the reference to us under the caption "Legal Matters" in the Prospectus contained in such Registration Statement.

     This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent except that Bank One Trust Company, as Exchange Agent for the Exchange Offer, may rely upon this opinion as if it were addressed directly to it.

                                                  Very truly yours,

                                                  /s/ Davis Polk & Wardwell


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